                                                       CONTACTS: MEDIA INQUIRIES
                                                                  Colleen Hanley
                                                                  (248) 435-1417
                                                 colleen.hanley@arvinmeritor.com

                                                              INVESTOR INQUIRIES
                                                                    Beth Gurnack
                                                                  (248) 655-2159
                                                   beth.gurnack@arvinmeritor.com

          ARVINMERITOR REPORTS FISCAL YEAR 2003 SECOND-QUARTER RESULTS

         TROY, MICH., (APRIL 23, 2003) -- ArvinMeritor, Inc. (NYSE:ARM) today reported sales of $2.0 billion and net income of $24 million, or $0.36 per diluted share, for its second fiscal quarter ended March 31, 2003. Sales increased $306 million, or 18 percent, as compared to last year's quarter. The company's acquisition of the remaining 51-percent interest in Zeuna Starker added sales of $198 million in the second quarter, and the stronger euro also favorably impacted sales by approximately $100 million. Without these items, sales would have been essentially flat, as compared to the second quarter of fiscal year 2002. Net income declined $11 million, as compared to last year's second quarter net income of $35 million. Results for the second quarter of fiscal year 2003 included previously announced restructuring costs of $11 million ($7 million after-tax, or $0.10 per diluted share). ArvinMeritor Chairman and Chief Executive Officer Larry Yost said, "We are pleased with the performance of our Commercial Vehicle Systems business group, which benefited from the stronger North American Class 8 truck and trailer volumes. Some of our other businesses, however, did not meet our expectations and remain challenged due to softening demand in the markets they serve, higher steel costs, and continued pricing pressures from vehicle manufacturers. We are continuing to be aggressive in addressing these challenges by implementing programs aimed at lowering costs, including facility rationalizations and workforce reductions."

         Operating income for the second quarter of fiscal year 2003 was $63 million, compared to $82 million for the same period last year. Restructuring costs of $11 million associated with the LVS segment were included in operating income in the second fiscal quarter of 2003. Operating margin declined to 3.2 percent, from 4.9 percent in the second quarter of fiscal year 2002.

         Net interest expense of $27 million was up slightly from $25 million in last year's second quarter. The effective tax rate was 32 percent in the second quarter of fiscal years 2003 and 2002. The company expects the full-year effective tax rate to approximate the second-quarter rate of 32 percent.

         Specific business segment financial results include:

- Light Vehicle Systems (LVS) sales were $1,164 million, up $260 million, or 29 percent, from the second quarter of fiscal year 2002. Foreign currency translation favorably impacted sales by approximately $70 million, as compared to the prior year, and the acquisition of Zeuna Starker added sales of $198 million. Operating margin was 2.5 percent, down from 5.8 percent in last year's second quarter. LVS continues to implement cost-reduction initiatives to help address the competitive challenges in the automotive supplier industry. During the second quarter of fiscal year 2003, LVS recorded restructuring costs of $11 million associated with workforce reductions and a facility closing, partially offset by savings of $2 million. Higher steel prices and other costs associated with steel shortages also negatively impacted operating income by $5 million in the second quarter of fiscal year 2003.

- Commercial Vehicle Systems (CVS) sales were $589 million, up $57 million, or 11 percent, from the second quarter of fiscal year 2002, and operating margin improved to 4.9 percent, up from 3.0 percent in last year's second quarter. During the second quarter of fiscal year 2003, CVS sold net assets related to its off-highway planetary axle products and recognized a pre-tax gain on the sale of $2 million. Sales of off-highway planetary axle products were approximately $30 million in the second quarter of fiscal year 2002. Higher North American Class 8 truck and trailer production was the major factor behind the sales and operating margin improvement. Foreign currency translation increased sales by approximately $20 million, as compared to last year's second quarter.

- Light Vehicle Aftermarket (LVA) sales were $204 million, down $10 million, or five percent, from last year's second quarter. Foreign currency translation favorably impacted sales by roughly $10 million in the second quarter of fiscal year 2003. Demand was weak across all LVA product lines, and operating margin fell to 2.9 percent, from 6.1 percent in the prior year's second quarter. Lower sales volume and customer pricing pressures drove the operating margin decline.

SIX-MONTH SUMMARY

         For the first six months of fiscal year 2003, sales were $3.7 billion, up $449 million, or 14 percent, compared to the same period last year. The sales increase includes incremental Zeuna Starker revenues of $198 million and favorable currency translation of approximately $150 million. Operating income for the first six months of fiscal year 2003 was $136 million, an increase of $6 million, compared to the same period last year, reflecting an operating margin of 3.7 percent, down from 4.0 percent last year. Operating income in fiscal years 2003 and 2002 includes restructuring costs of $11 million and $15 million, respectively.

         Net income for the first six months of fiscal year 2003 was $56 million, or $0.83 per diluted share, up from $46 million, or $0.69 per diluted share, before the cumulative effect of accounting change in the same period last year. Net income in the first six months of fiscal year 2002 included the cumulative effect of the goodwill accounting change of $42 million, or $0.63 per diluted share.

OUTLOOK

         "Our fiscal year 2003 outlook for light vehicle production is 15.8 million vehicles in North America, down from our previous forecast of 16.0 million vehicles. Our light vehicle production outlook for Western Europe in fiscal year 2003 is 16.5 million vehicles and is unchanged from our previous forecast. Our current outlook for Class 8 truck production in North America is 166,000 units for fiscal year 2003, up three percent from our previous forecast," Yost said. "Our latest sales outlook for fiscal year 2003 is $7.7 billion, and we anticipate full-year diluted earnings per share in the range of $2.00 to $2.10. For the third quarter of fiscal year 2003, we expect sales of about $2.1 billion, and our outlook for diluted earnings per share is in the range of $0.67 to $0.72. Our fiscal year 2003 earnings outlook reflects softening demand across our business groups, with the exception of the Commercial Vehicle Systems group."

         ArvinMeritor, Inc. is a premier $7-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. In addition, ArvinMeritor is a leader in coil coating applications. The company is headquartered in Troy, Mich., and employs 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; potential increases in raw material costs; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of the company's debt; the ability of the company to access capital markets; credit ratings of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

ArvinMeritor, Inc. (NYSE:ARM) will host a telephone conference call to discuss the company's fiscal year 2003 second-quarter financial results on Wednesday, April 23, 2003, at 11:00 a.m. (ET). To participate, call (706) 643-7449 ten minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time -- or for 90 days by recording -- by visiting www.arvinmeritor.com. A replay of the call will be available from 1:00 p.m., April 23, until midnight, April 26, 2003, by calling 1-800-642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to conference ID number 9370319.

                               ARVINMERITOR, INC.
                        STATEMENT OF CONSOLIDATED INCOME
               (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                        QUARTER ENDED                   SIX MONTHS ENDED
                                                          MARCH 31,                        MARCH 31,
                                                  --------------------------      ---------------------------
                                                    2003            2002            2003             2002
                                                    ----            ----            ----             ----
SALES                                             $   1,993       $   1,687       $   3,702        $   3,253
COST OF SALES                                        (1,805)         (1,511)         (3,340)          (2,923)
                                                  ---------       ---------       ---------        ---------
  GROSS MARGIN                                          188             176             362              330
SELLING, GENERAL AND ADMINISTRATIVE                    (114)            (94)           (215)            (185)
RESTRUCTURING COSTS                                     (11)              -             (11)             (15)
                                                  ---------       ---------       ---------        ---------

OPERATING INCOME                                         63              82             136              130
EQUITY IN EARNINGS (LOSSES) OF AFFILIATES                 1              (1)              2               (1)
INTEREST EXPENSE, NET AND OTHER                         (27)            (25)            (52)             (53)
                                                  ---------       ---------       ---------        ---------

INCOME BEFORE INCOME TAXES                               37              56              86               76
PROVISION FOR INCOME TAXES                              (12)            (18)            (28)             (24)
MINORITY INTERESTS                                       (1)             (3)             (2)              (6)
                                                  ---------       ---------       ---------        ---------

INCOME BEFORE CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE                                     24              35              56               46
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    -               -               -              (42)
                                                  ---------       ---------       ---------        ---------
NET INCOME                                        $      24       $      35       $      56        $       4
                                                  =========       =========       =========        =========

DILUTED EARNINGS PER SHARE BEFORE
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE         $    0.36       $    0.52       $    0.83        $    0.69
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    -               -               -            (0.63)
                                                  ---------       ---------       ---------        ---------
DILUTED EARNINGS PER SHARE                        $    0.36       $    0.52       $    0.83        $    0.06
                                                  =========       =========       =========        =========

DILUTED AVERAGE COMMON SHARES OUTSTANDING              67.5            67.0            67.5             66.4
                                                  =========       =========       =========        =========

                               ARVINMERITOR, INC.
                    CONSOLIDATED BUSINESS SEGMENT INFORMATION
                            (UNAUDITED, IN MILLIONS)

                                                        QUARTER ENDED              SIX MONTHS ENDED
                                                          MARCH 31,                    MARCH 31,
                                                   ------------------------     ----------------------
                                                     2003            2002         2003          2002
                                                     ----            ----         ----          -----
SALES:

  LIGHT VEHICLE SYSTEMS                            $  1,164        $    904     $  2,067      $  1,750

  COMMERCIAL VEHICLE SYSTEMS                            589             532        1,161         1,015

  LIGHT VEHICLE AFTERMARKET                             204             214          401           414

  OTHER                                                  36              37           73            74
                                                   --------        --------     --------      --------
TOTAL SALES                                        $  1,993        $  1,687     $  3,702      $  3,253
                                                   ========        ========     ========      ========

OPERATING INCOME:

  LIGHT VEHICLE SYSTEMS                            $     29        $     52     $     71      $     89

  COMMERCIAL VEHICLE SYSTEMS                             29              16           53            21

  LIGHT VEHICLE AFTERMARKET                               6              13           12            21

  OTHER
                                                         (1)              1            -            (1)
                                                   --------        --------     --------      --------
TOTAL OPERATING INCOME                             $     63        $     82     $    136      $    130
                                                   ========        ========     ========      ========

                               ARVINMERITOR, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)

                                                    MARCH 31,        SEPTEMBER 30,
                                                      2003               2002
                                                  -------------     --------------
                                                   (UNAUDITED)
ASSETS

CASH                                                $     121          $      56
RECEIVABLES                                             1,069              1,251
INVENTORIES                                               507                458
OTHER CURRENT ASSETS                                      266                211
PROPERTY, NET                                           1,300              1,179
GOODWILL                                                  900                808
OTHER ASSETS                                              638                688
                                                    ---------          ---------

TOTAL                                               $   4,801          $   4,651
                                                    =========          =========

LIABILITIES AND SHAREOWNERS' EQUITY

SHORT-TERM DEBT                                     $       9          $      15
ACCOUNTS PAYABLE                                        1,214              1,123
ACCRUED AND OTHER CURRENT LIABILITIES                     544                605
OTHER LIABILITIES                                         609                635
LONG-TERM DEBT                                          1,435              1,435
PREFERRED CAPITAL SECURITIES                               39                 39
MINORITY INTERESTS                                         66                 58
EQUITY                                                    885                741
                                                    ---------          ---------

TOTAL                                               $   4,801          $   4,651
                                                    =========          =========

                               ARVINMERITOR, INC.
                  SUMMARY STATEMENT OF CONSOLIDATED CASH FLOWS
                            (UNAUDITED, IN MILLIONS)

                                                             SIX MONTHS ENDED MARCH 31,
                                                           -----------------------------
                                                               2003             2002
                                                           ------------     ------------
OPERATING ACTIVITIES

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE         $     56         $     46
ADJUSTMENTS TO INCOME:
 DEPRECIATION AND AMORTIZATION                                    103               94
 RESTRUCTURING COSTS, NET OF EXPENDITURES                           9               10
 PENSION AND RETIREE MEDICAL EXPENSE                               48               39
 PENSION AND RETIREE MEDICAL CONTRIBUTIONS                       (102)             (69)
 CHANGE IN RECEIVABLE SECURITIZATION                              145                -
 CHANGES IN ASSETS AND LIABILITIES                                (23)              18
                                                             --------         --------
CASH PROVIDED BY OPERATING ACTIVITIES                             236              138
                                                             --------         --------

INVESTING ACTIVITIES

CAPITAL EXPENDITURES                                              (69)             (64)
PROCEEDS FROM ASSET DISPOSITIONS                                   42                -
OTHER INVESTING ACTIVITIES                                        (91)             (21)
                                                             --------         --------
 CASH USED FOR INVESTING ACTIVITIES                              (118)             (85)
                                                             --------         --------

FINANCING ACTIVITIES

NET DECREASE IN REVOLVING DEBT                                    (50)            (442)
PROCEEDS FROM ISSUANCE OF NOTES                                     -              394
PURCHASE OF PREFERRED CAPITAL SECURITIES                            -              (18)
PROCEEDS FROM STOCK OPTION EXERCISES                                -               17
CASH DIVIDENDS                                                    (13)             (13)
                                                             --------         --------
 CASH USED FOR FINANCING ACTIVITIES                               (63)             (62)
                                                             --------         --------

IMPACT OF CURRENCY ON CASH                                         10                -

CHANGE IN CASH                                                     65               (9)

CASH AT BEGINNING OF PERIOD                                        56              101
                                                             --------         --------
CASH AT END OF PERIOD                                        $    121         $     92
                                                             ========         ========